Exhibit 23.2




               Consent of Independent Certified Public Accountants

The Board of Directors
Inmark Enterprises, Inc.

We consent to the use of our report dated June 10, 1998, on the consolidated financial statements of Inmark Enterprises, Inc. and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998, included in the annual report on Form 10-K of Inmark Enterprises, Inc. and incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus and registration statement.


                            /s/ KPMG Peat Marwick LLP


Jericho, New York
July 29, 1998



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